EXHIBIT 24.1


ARTHUR ANDERSEN & CO.
801 Second Avenue, Suite 800
Seattle, WA  98104
(206) 623-8023



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Form 10-K of our reports dated April 22, 1994, included in Registration Statement File Nos. 2-71255, 2-98329, 33-3933, 33-34511, 33-34697, 33-
34700, 33-48962. It should be noted that we have performed no audit procedures subsequent to April 22, 1994, the date of our report, except with respect to the transactions discussed in Note 12 to the consolidated financials statements as to which the date is May 18, 1994.




Arthur Andersen & Co.
Seattle, Washington,
May 26, 1994